THE ADVISORS' INNER CIRCLE FUND II

                     EXPENSE WAIVER REIMBURSEMENT AGREEMENT

         AGREEMENT made this ____day of _______, 2008 between The Advisors' Inner Circle Fund II, a Massachusetts business trust (the "Trust"), on behalf of the Frost Core Growth Equity Fund, Frost Dividend Value Equity Fund, Frost Kempner Multi-Cap Deep Value Equity Fund, Frost Hoover Small-Mid Cap Equity Fund, Frost International Equity Fund, Frost Low Duration Bond Fund, Frost Total Return Bond Fund, Frost Municipal Bond Fund, Frost Low Duration Municipal Bond Fund, Frost Kempner Treasury and Income Fund, Frost LKCM Multi-Cap Equity Fund, Frost LKCM Small-Mid Cap Equity Fund, and Frost Strategic Balanced Fund (the each, a "Fund" and collectively, the "Funds"), and Frost Investment Advisors, LLC, a Delaware limited liability company (the "Adviser").

         WHEREAS, the Adviser has entered into an investment advisory agreement with the Trust, dated ______, 2008, pursuant to which the Adviser provides investment advisory services to the Funds, and for which it is compensated based on the average daily net assets of each Fund;

WHEREAS, the Adviser has voluntarily agreed to waive a portion of its fees for certain Funds as set forth in Schedule A to this agreement (the "Voluntary Fee Waiver");

         WHEREAS, the Adviser has voluntarily agreed to further waive fees and/or reimburse expenses as necessary to prevent the total annual operating expense ratio of each Fund's Advisor Class Shares and Institutional Class Shares from exceeding the amounts set forth in Schedule B to this agreement, excluding interest, taxes and certain non-routine expenses (the "Expense Limit");

         WHEREAS, the Funds have agreed, subject to the approval by the Trust's Board of Trustees, to reimburse the Adviser for any of its prior fee waivers and/or expense reimbursements up to the Expense Limit made during the preceding three-year period;


         NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE WAIVERS AND REIMBURSEMENT. The Adviser agrees to reduce a portion of its fees for certain Funds according to the Voluntary Fee Waiver. The Adviser agrees further to reduce all or a portion of its fees and/or reimburse expenses of Advisor Class Shares and Institutional Class Shares of each Fund (to the extent permitted by the Internal Revenue Code of 1986, as amended) to the extent necessary to maintain the Expense Limit. The Adviser's obligations pursuant to this paragraph are voluntary in nature and the Adviser reserves the right, at its sole discretion, to modify or eliminate the Voluntary Fee Waiver and/or the Expense Limit, subject to its provision of prior notice to the Trust's Board of Trustees.


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2. DUTY OF FUND TO REIMBURSE FEES AND EXPENSES. Subject to approval by the
Trust's Board of Trustees, each Fund agrees to reimburse the Adviser any fee waivers and/or expense reimbursements borne pursuant to paragraph 1 above, provided that (i) a Fund is not obligated to reimburse any such fee waivers and/or expense reimbursements more than three years after the fee waiver and/or expense reimbursement was borne by the Adviser; (ii) such reimbursement would not cause the total operating expenses of the Funds to exceed the Expense Limit; and (iii) a Fund is not obligated to reimburse the difference between the Fund's total operating expenses and the Expense Limit attributable to the Voluntary Fee Waiver. The Board of Trustees shall review quarterly any reimbursements paid to the Adviser with respect to the Funds in such quarter.

3. DURATION. This Agreement shall remain in effect until terminated by either party upon written notice to the other.












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


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first above written.


THE ADVISORS' INNER CIRCLE FUND II



------------------------------
By:
Title:


FROST INVESTMENT ADVISORS, LLC



------------------------------
By:
Title:










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


                                   SCHEDULE A
                                     TO THE
                     EXPENSE WAIVER REIMBURSEMENT AGREEMENT
                        DATED _________ __, 2008 BETWEEN
                       THE ADVISORS' INNER CIRCLE FUND II
                                       AND
                         FROST INVESTMENT ADVISORS, LLC


                                                       VOLUNTARY FEE WAIVER

Frost Core Growth Equity Fund                           0.15%
Frost Dividend Value Equity Fund                        0.15%
Frost Kempner Deep Value Equity Fund                    None
Frost Small-Mid Cap Equity Fund                         None
Frost Strategic Balanced Fund                           0.05%
Frost International Equity Fund                         None%
Frost Low Duration Bond Fund                            0.20%
Frost Total Return Bond Fund                            0.10%
Frost Municipal Bond Fund                               0.10%
Frost Low Duration Municipal Bond Fund                  0.20%
Frost Kempner Treasury and Income Fund                  None
Frost LKCM Multi-Cap Equity Fund                        None
Frost LKCM Small-Mid Cap Equity Fund                    None













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


                                   SCHEDULE B
                                     TO THE
                     EXPENSE WAIVER REIMBURSEMENT AGREEMENT
                        DATED _________ __, 2008 BETWEEN
                       THE ADVISORS' INNER CIRCLE FUND II
                                       AND
                         FROST INVESTMENT ADVISORS, LLC


                      EXPENSE LIMIT AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS
                      ---------------------------------------------------------

FUND                                           CLASS A      INSTITUTIONAL CLASS
----                                          -----------   -------------------
Frost Core Growth Equity Fund                    1.50%            1.25%
Frost Dividend Value Equity Fund                 1.50%            1.25%
Frost Kempner Multi-Cap Deep Value Equity Fund   1.30%            1.05%
Frost Hoover Small-Mid Cap Equity Fund           1.80%            1.55%
Frost Strategic Balanced Fund                    1.60%            1.35%
Frost International Equity Fund                  1.70%            1.45%
Frost Low Duration Bond Fund                     1.20%            0.95%
Frost Total Return Bond Fund                     1.20%            0.95%
Frost Municipal Bond Fund                        1.30%            1.05%
Frost Low Duration Municipal Bond Fund           1.40%            1.15%
Frost Kempner Treasury and Income Fund           1.30%            1.05%
Frost LKCM Multi-Cap Equity Fund                 1.60%            1.35%
Frost LKCM Small-Mid Cap Equity Fund             1.80%            1.55%